Exhibit 99.1

FOR IMMEDIATE RELEASE

Genoptix Contacts:
Marcy Graham	Joleen Schultz
Sr. Director, Investor Relations	Principal
Genoptix, Inc.	Mentus
760-930-7150	858-455-5500 ext 215
investorrelations@genoptix.com	jschultz@mentus.com

GENOPTIX REPORTS STRONG FINANCIAL RESULTS FOR THE FOURTH
QUARTER AND FULL YEAR 2007

Annual Revenues Increase 147% In First Full-Year Of Profitability

CARLSBAD, Calif. – February 12, 2008 - Genoptix, Inc. (NASDAQ: GXDX), a specialized laboratory service provider, today reported revenues of $18.6 million for the fourth quarter ended December 31, 2007, an increase of 137% over revenues of $7.8 million for the comparable period in 2006. For the full year ended December 31, 2007, the Company reported revenues of $59.3 million, an increase of 147% over revenues of $24.0 million for the same period in 2006.

“We are proud of our accomplishments in 2007, moving first to profitability then to the public markets, all while growing our core business and building a solid infrastructure for continued expansion,” said Tina Nova Bennett, Ph.D., President and CEO of Genoptix.

Fourth Quarter 2007

Gross profit for the fourth quarter of 2007 improved to $11.0 million, or 59% of revenues, from $4.0 million, or 51% of revenues, for the fourth quarter of 2006, a 175% improvement year-over-year resulting from an increase in sales and the leverage gained from additional case volumes.

Operating expenses for the fourth quarter of 2007 increased to $6.9 million from $4.3 million in the fourth quarter of 2006.  These expenses were driven by investment in rapid organizational growth and ultimately contributed to operating income of $4.1 million in the fourth quarter of 2007, or 22% of revenues, as compared to a loss of $304 thousand during the same period in 2006.

GAAP net income for the fourth quarter of 2007 was $4.7 million, or diluted earnings per share (EPS) of $0.27, compared to a net loss of $358 thousand, or a net loss of $2.40 per diluted share, for the comparable period in 2006.

Full Year 2007

Gross profit for the full-year 2007 reached $35.2 million, pushing gross margins to 59%, up from $10.9 million, or 45% of revenues, for all of 2006.  This improvement was primarily due to increases in case volume and service revenues resulting from an expanded sales effort and a net increase in Medicare reimbursement rates.

Operating expenses for 2007 increased to $22.2 million from $14.8 million for the full-year 2006, decreasing as a percentage of revenues to 37% for 2007, compared to 62% for all of 2006.  Increased expenses were driven by the cost of additional personnel hired to support continued growth and infrastructure expansion.  Operating income improved on a year-over-year basis, growing to just over $13 million at the end of 2007 from a loss of $3.9 million in 2006.

For the year, GAAP net income in 2007 increased to $13.4 million, $3.3 million of which is allocable to common shareholders, resulting in EPS of $0.78 on 4.2 million shares of weighted average common stock outstanding during the period.  This compares to a net loss of $3.8 million, or a net loss of $33.74 per diluted share, for the full year 2006.

As of December 31, 2007, the Company’s cash and cash equivalents and investment securities available-for-sale totaled $85.5 million compared to $3.9 million in the same period one year ago.  Following completion of its IPO in November 2007, the Company received net proceeds of $72.5 million (after underwriting discounts, commissions and offering costs).  For the full year ended December 31, 2007, cash generated from operations was $13.1 million, while purchases of capital equipment for the same period totaled $1.2 million.

“Once again, we improved our performance metrics over prior periods, ending the year with DSOs lowered to 52 days and further reducing bad debt expense to approximately 2% of our total revenues,”  said Sam Riccitelli, Genoptix EVP and COO.  “Our solid operational execution and resulting cash flows support our reinvestment in future growth as we seek to enhance operational performance and provide added value to our core customers.”

2008 Performance Outlook

For the full-year 2008, Genoptix expects revenues of approximately $90 million, resulting from expanded sales efforts and additional increases in case volumes.

The company also expects net income for 2008 of between $15 and $17 million (assuming an annual tax rate of 5% after utilizing our net operating loss carryforwards), which includes the impact of an estimated $6 million in non-cash stock-based compensation, an increase resulting primarily from expenses associated with the initiation of the Company’s equity incentive programs.  GAAP earnings per diluted share are expected to be in the range of $0.85 to $0.95 for the full year 2008.

Based on continued infrastructure expansion and implementation of its strategic plan, the Company is projecting capital expenditures of between $4 million and $6 million for the full-year 2008.

Conference Call Information

A conference call will take place on Tuesday, February 12, 2008, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), hosted by President and CEO Tina Nova Bennett, Ph.D., and other members of senior management. To access the live conference call via phone, dial 888-713-4214 in the U.S. or Canada and 617-213-4866 for international callers.  The participant code for the call is 56532675.  A replay of the call will be available through Friday, February 22, 2008.  Interested parties can access the rebroadcast by dialing 1-888-286-8010 or 1-617-801-6888 internationally and entering the reservation number 77232785.

The conference call will also be webcast live on the Internet and is accessible through the investor relations section of the Genoptix website at www.genoptix.com, or by accessing the external website, www.fulldisclosure.com.  An online replay is planned to follow shortly after and will be available until Wednesday, March 12, 2008.  To participate in the webcast, please connect to the Genoptix website several minutes prior to start time to register, download and install any necessary software that may be required.

 About Genoptix, Inc.

Genoptix is a specialized laboratory service provider focused on delivering personalized and comprehensive diagnostic services to community-based hematologists and oncologists. Genoptix is headquartered in Carlsbad, California.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release regarding the Company’s business that are not historical facts may be considered “forward-looking statements,” including statements regarding the value of the Company’s services, the success of the Company’s business model, the Company’s ability to continue to expand its business and consistently provide specialized, personalized and comprehensive diagnostic services, the Company’s growth prospects, DSOs, and the Company’s financial guidance for 2008. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks and uncertainties, which may cause the Company’s results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from the results predicted include, without limitation, commercial and governmental reimbursement decisions, compliance and regulatory risks and the Company’s ability to hire personnel and manage its growth and the competitive landscape within our industry.  Certain other risks and uncertainties are detailed in the annual report on Form 10-K for the full-year period ended December 31, 2007 that was filed with the United States Securities and Exchange Commission on February 12, 2008.  Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Genoptix undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

[Financial tables follow]

GENOPTIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2007	2006

Assets
Current assets:
Cash and cash equivalents	$50,624	$3,865
Investment securities available-for-sale	34,836	—
Accounts receivable, net of allowance for doubtful accounts	9,013	4,766
Other current assets	1,409	270
Total current assets	95,882	8,901
Property and equipment, net	1,950	1,287
Other long-term assets	—	14
Total assets	$97,832	$10,202

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$4,312	$1,987
Accrued compensation	2,496	1,058
Deferred revenue	95	39
Current portion of long-term debt	—	1,524
Total current liabilities	6,903	4,608
Deferred rent	324	267
Long-term debt, net of current portion	—	1,262

Commitments and contingencies

Stockholders’ equity :
Preferred stock	—	52
Common stock	16	—
Additional paid-in capital	132,532	59,362
Accumulated other comprehensive income	53	—
Accumulated deficit	(41,996)	(55,349)
Total stockholders’ equity	90,605	4,065
Total liabilities and stockholders’ equity	$97,832	$10,202

GENOPTIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
	(unaudited)	(unaudited)

Revenues	$18,562	$7,828	$59,332	$24,018
Cost of revenues	7,563	3,823	24,106	13,131
Gross profit	10,999	4,005	35,226	10,887
Operating expenses:
Sales and marketing expenses	3,780	2,127	11,649	6,264
General and administrative expenses	2,979	1,962	9,976	6,930
Research and development expenses	96	220	559	1,080
Impairment and lease exit costs	—	—	—	542
Total operating expenses	6,855	4,309	22,184	14,816
Income (loss) from operations	4,144	(304)	13,042	(3,929)
Interest income	817	53	1,062	246
Interest expense	(122)	(96)	(353)	(384)
Other income	—	(11)	41	308
Income (loss) before income taxes	4,839	(358)	13,792	(3,759)
Provision for income taxes	(165)	—	(439)	—
Net income (loss)	$4,674	$(358)	$13,353	$(3,759)

Net income (loss) per share: (1)(2)
Basic	$0.30	$(2.40)	$1.20	$(33.74)
Diluted	$0.27	$(2.40)	$0.78	$(33.74)
Shares used to compute net income (loss) per share:
Basic	10,367	149	2,756	111
Diluted	11,909	149	4,246	111

(1)          As a result of the conversion of the Company’s preferred stock into 11,032 shares of common stock upon completion of the Company’s IPO in November 2007, there is a lack of comparability in the basic and diluted net income (loss) per share amounts for the periods presented above. See Note 1 to the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended December 31, 2007 for calculations of the pro forma net income (loss) per share for the periods presented.

(2)          For the three months ended December 31, 2007, $1,514 of the Company’s net income of $4,674 was allocated to preferred stockholders for purposes of calculating net income per share pursuant to the terms of the preferred stock, resulting in $3,160 of net income allocable to common stockholders.  For the year ended December 31, 2007, $10,036 of the Company’s net income of $13,353 was allocated to preferred stockholders for purposes of calculating net income per share pursuant to the terms of the preferred stock, resulting in $3,317 of net income allocable to common stockholders.  See Note 1 to the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K for calculations of the pro forma net income (loss) per share for the periods presented.

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